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                                                                      EXHIBIT 21




                         SUBSIDIARIES OF THE REGISTRANT

1.       Omega Technologies, Inc., an Ohio corporation

2.       Meridian Diagnostics Corporation, and Ohio corporation

3.       Meridian Diagnostics Europe, s.r.l., an Italian corporation

4.       Meridian Diagnostics FSC, Inc., a Barbados corporation

5.       Gull Laboratories, Inc., a Utah corporation

6.       BIODESIGN International Incorporated, a Maine corporation

7.       Meridian Diagnostics Europe GmbH, a German corporation

8.       Meridian Diagnostics Europe S.A., a Belgium corporation

9.       Gull Europe S.A. Holding, a Belgium corporation

10.      Meridian Diagnostics Europe B.V., a Netherlands corporation

11.      Viral Antigens, Inc., a Tennessee corporation